Exhibit 99.1

For More Information Contact:

Media:	Investors:
Ingram Micro Inc	Ingram Micro Inc.
Jennifer Baier (714) 382-2692	Ria Marie Carlson (714) 382-4400
jennifer.baier@ingrammicro.com	ria.carlson@ingrammicro.com
Marie Meoli (714) 382-2190	Kay Leyba (714) 382-4175
marie.meoli@ingrammicro.com	kay.leyba@ingrammicro.com

INGRAM MICRO REPORTS THIRD QUARTER 2004 RESULTS

Sales increase 16 percent on stronger demand
Sales and operating income hit highest third-quarter levels since 2000

     SANTA ANA, Calif., Oct. 28, 2004 — Ingram Micro Inc. (NYSE: IM), the world’s largest technology distributor, today announced financial results for the third quarter of 2004 (ended Oct. 2, 2004).

     Worldwide sales for the third quarter were $6.02 billion, a 16 percent increase over the $5.21 billion posted in the year-ago period, to which the translation impact of the strengthening European currencies contributed approximately four percentage points.

     Third-quarter net income based on generally accepted accounting principles (GAAP) was $77.3 million or $0.49 per diluted share, which includes benefits totaling $44.7 million or $0.28 per diluted share. These benefits include: $40.0 million or $0.25 per share for the reversal of previously accrued income taxes related to the gains realized on the sale of securities; a foreign-exchange gain of $4.3 million ($2.9 million net of tax or $0.02 per share) related to currency hedging of the company’s pending Australian dollar-denominated purchase of Tech Pacific; and $2.7 million ($1.8 million net of tax or $0.01 per share) related to the favorable resolution of lease termination costs reserved under last year’s profit-enhancement program.

     Net income on a non-GAAP basis, which excludes the benefits described above, was $32.6 million or $0.21 per share. The company reports net income on a non-GAAP basis in order to enhance investors’ understanding of operating performance and present meaningful comparisons.

     In the year-ago quarter, net income based on GAAP was $81.2 million or $0.53 per share, which included a benefit of $70.5 million or $0.46 per share for the reversal of previously accrued U.S. federal income taxes related to a gain on the sale of securities in 1999.

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     Year-ago net income on a non-GAAP basis was $14.5 million or $0.09 per diluted share, which excludes the benefit related to taxes on the gains on the sale of securities in 1999 as described above and major-program costs of $4.0 million (approximately $3.7 million net of tax or $0.02 per share) associated with the company’s profit-enhancement program. However, year-ago net income on a non-GAAP basis includes a charge of $20 million ($13.6 million net of tax or $0.09 per share) related to the bankruptcy of Micro Warehouse Inc. and a benefit of $2.5 million or $0.02 per share related to the cumulative impact from the change of the 2003 effective tax rate.

     “Our performance this quarter exceeded the top end of our guidance range,” said Kent B. Foster, chairman and chief executive officer, Ingram Micro Inc. “Both sales and operating margins hit the highest third-quarter levels since 2000, and every region posted an operating profit. Asia-Pacific and Latin America rebounded from the operating losses a year ago to record operating profits; in fact, Latin America’s operating margins made a significant improvement to 1.22 percent of sales. Europe delivered its best third-quarter operating margin in our public-company history, despite a $4.6-million investment in its German-based networking division. North American operating margins made a significant sequential improvement and we are confident that they will hit the 150-basis-point target by the middle of next year.”

Additional Third-Quarter Highlights

For more detail regarding the results outlined below, please refer to the financial statements and schedules attached to this news release or visit www.ingrammicro.com.

•	Regional Sales:
	o	North American sales were $3.05 billion (51 percent of total revenues), an increase of 19 percent versus the $2.56 billion reported in the year-ago quarter.
o	European sales were $2.13 billion (35 percent of total revenues), an increase of 19 percent versus the $1.79 billion reported in the year-ago quarter, to which the strengthening European currencies contributed approximately 10 percentage points.

o	Asia-Pacific sales were $570 million (10 percent of total revenues), a decrease of 5 percent versus the $600 million reported in the year-ago quarter. The region’s focus on enhancing profitability and business processes tempered sales growth but improved operating income from the losses experienced late last year.

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	o	Latin American sales were $267 million (4 percent of total revenues), an increase of 4 percent versus the $258 million reported in the year-ago period.
•	Gross margin was 5.48 percent, an improvement of five basis points versus the prior year.
•	Operating expenses were $269.4 million or 4.48 percent of revenues versus $261.8 million or 5.03 percent of revenues in the year-ago quarter. Operating expenses excluding the $2.7 million benefit related to the favorable resolution of lease termination costs was 4.52 percent of revenues. The translation impact of the strengthening European currencies added approximately $7 million compared to the prior year. For comparison purposes, last year’s operating expenses, excluding $4.0 million in major-program costs – but including a charge of $20 million or 0.38 percent of revenues relating to the customer bankruptcy – were $257.7 million or 4.95 percent of revenues.

•	Operating income was $60.2 million or 1.00 percent of revenues versus $20.8 million or 0.40 percent of revenues in the year-ago quarter. Operating income excluding the $2.7 million benefit related to the favorable resolution of lease termination costs was 0.96 percent of revenues. For comparison purposes, last year’s operating income excluding major-program costs – but including a charge of $20 million or 0.38 percent of revenues relating to a customer bankruptcy – was $24.8 million or 0.48 percent of revenues.

o	North American operating income was $39.1 million or 1.28 percent of revenues versus $14.1 million or 0.55 percent of revenues in the year-ago quarter. North American operating income excluding the $2.7 million benefit related to the favorable resolution of lease termination costs was 1.20 percent of revenues. For comparison purposes, last year’s North American operating income excluding major-program costs – but including a charge of $20 million or 0.78 percent of revenues relating to a customer bankruptcy – was $17.3 million or 0.68 percent of revenues.

o	European operating income was $16.6 million or 0.78 percent of revenues versus $10.1 million or 0.56 percent of revenues in the year-ago quarter. For comparison purposes, last year’s European operating income excluding major-program costs was $10.8 million or 0.60 percent of revenues. As announced previously, operating income was impacted by approximately $4.6 million in realignment costs, primarily associated with downsizing and relocation activities, in the company’s under-performing German-based networking unit.

	o	Asia-Pacific operating income was $1.3 million or 0.23 percent of revenues versus an operating loss of $2.8 million in the year-ago quarter.
	o	Latin American operating income was $3.2 million or 1.22 percent of revenues versus an operating loss of $599,000 in the year-ago quarter.
•	Other income and expenses for the quarter were $5.3 million versus $6.4 million in the year-ago period. Excluding the foreign-exchange gain of $4.3 million related to currency hedging of the company’s pending Australian dollar-denominated purchase of Tech Pacific, other income and expenses were $9.6 million.

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  Total depreciation was $14.7 million.
  Capital expenditures were approximately $13.0 million.

Balance Sheet

  The cash balance at the end of the quarter hit an historical high of $825 million, nearly triple the balance at the end of 2003 and an increase of $302 million over the end of the third quarter last year – primarily the result of continued improvements in working capital management.
  Working capital days were at a record low of 17, compared to 19 days on a GAAP basis and 20 days on a non-GAAP basis at the end of the year-ago period. Non-GAAP working capital days in the prior year included $70 million associated with the company’s off-balance sheet accounts receivable financing programs.
  Inventory was $1.55 billion or 25 days on hand, an improvement of two days versus a year ago. Inventory turns were 15, an improvement over the 13 turns at the end of last year’s third quarter.
  Total debt and the debt-to-capitalization ratio were $317 million and 13 percent, respectively, the lowest levels since the company’s initial public offering in 1996.

     “Our performance this quarter was driven primarily by stronger demand, particularly in September,” said Thomas A. Madden, executive vice president and chief financial officer, Ingram Micro Inc. “Our investments in customer initiatives, high-growth products, and process improvements continue to bear fruit, and the market seems to be more cooperative. Sales, gross margins and operating margins all increased year-over-year and sequentially – despite the seasonally slow summer months in Europe. The strength was experienced across all major product categories. Our profitable Nimax acquisition and the Choice Advantage customer model are gaining traction.”

      Madden explained that the tax-related benefit recorded in the third quarter relates to gains realized on the sale of Softbank Corporation common stock, primarily in 2000.

     “At the time these securities were sold by certain Ingram Micro foreign subsidiaries in low-tax jurisdictions, we concluded that U.S. income taxes were not payable on the gains,” he said. “However, in light of the complexities of tax regulations and input from our advisors, we provided deferred taxes on this gain. In the third quarter, the tax returns related to this gain were closed, so we reversed the deferred tax liability.”

      In other matters, the company received an informal inquiry from the U.S. Securities and Exchange Commission (SEC) during the third quarter. The SEC did not provide a specific reason for the inquiry, but the company believes it is related to certain transactions with Network Associates, Inc. from 1998 through 2000. The company is cooperating fully with the SEC’s request. Although the outcome of this inquiry cannot be

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predicted with certainty, it is not currently expected to have a material effect on the company’s ongoing consolidated financial position, results of operations or cash flows.

Nine-Month Period

      For the nine months ended Oct. 2, 2004, worldwide sales were $18.01 billion, a 14 percent increase over the $15.85 billion reported a year ago. Regional sales were $8.63 billion for North America (a 10 percent increase versus the prior-year period); $6.85 billion for Europe (an increase of 25 percent in U.S. dollars, to which the translation impact of the strengthening European currencies contributed approximately 12 percentage points); $1.76 billion for Asia-Pacific (an increase of 2 percent); and $767 million for Latin America (an increase of 3 percent).

      Worldwide operating income for the nine-month period was $174.6 million or 0.97 percent of revenues versus $75.2 million or 0.47 percent of revenues reported a year ago. For comparison purposes, prior-year operating income excluding major-program costs – but including the charge of $20 million (13 basis points of nine-month sales) for the customer bankruptcy – was $111.9 million or 0.71 percent of revenues.

      Nine-month net income on a GAAP basis was $140.7 million or $0.89 per diluted share, compared to $102.8 million or $0.68 per diluted share a year ago. For comparison purposes, non-GAAP net income, which excludes the certain benefits, major-program costs and special items described previously – but includes the charge of $13.6 million net of tax related to the customer bankruptcy in 2003 – was $96.1 million or $0.61 per diluted share in 2004 versus $57.3 million or $0.38 per diluted share a year ago.

Outlook for the Fourth Quarter

     The following statements are based on the company’s current expectations and internal forecasts. These statements are forward-looking and actual results may differ materially, as outlined in the company's periodic filings with the Securities and Exchange Commission.

      According to the company’s forecast for the fourth quarter ending Jan. 1, 2005, sales are expected to range from $6.65 billion to $6.90 billion, with net income ranging from $51 million to $57 million, or $0.31 to $0.35 per diluted share based on 162 million weighted average shares outstanding.

     “Last year’s fourth quarter was exceptionally strong, spurred by explosive currency-generated demand in Europe and extra selling days,” said Foster. “The guidance reflects average sales per day that are at least as strong as what we experienced in the fourth quarter of last year and a sequential sales increase of 11 to 15 percent. Our investment in our German networking company, which is expected to taper off in the fourth quarter, is reflected in the net income outlook. Our fourth-quarter guidance does not include benefits or costs related to our pending acquisition of Tech Pacific, which is expected to close before year end.”

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     Foster added, “I’m pleased about the demand outlook and optimistic about the company’s prospects. The business is strong, and we have invested in initiatives that will build differentiation, capture market share and serve our customers better.”

Conference Call and Webcast

     Additional information about Ingram Micro’s financial results will be presented in a conference call with presentation slides today at 5 p.m. EDT. To listen to the conference call webcast and view the accompanying presentation slides, visit the company’s Web site at www.ingrammicro.com (Investor Relations section). The conference call is also accessible by telephone at (888) 455-0750 (toll-free within the United States and Canada) or (630) 395-0019 (other countries).

     The replay of the conference call with presentation slides will be available for one week at www.ingrammicro.com (Investor Relations section) or by calling (800) 678-3180 or (402) 220-3063 outside the United States and Canada.

Cautionary Statement for the Purpose of the Safe Harbor Provisions
of the Private Securities Litigation Reform Act of 1995

     The matters in this press release that are forward-looking statements, including but not limited to statements about future sales levels, margins, integration costs, cost synergies, operating efficiencies, profitability, market share and rates of return, are based on current management expectations that involve certain risks which, if realized, in whole or in part, could have a material adverse effect on Ingram Micro’s business, financial condition and results of operations, including, without limitation: (1) intense competition, regionally and internationally, including competition from alternative business models, such as manufacturer-to-end-user selling, which may lead to reduced prices, lower sales or reduced sales growth, lower gross margins, extended payment terms with customers, increased capital investment and interest costs, bad debt risks and product supply shortages; (2) termination of a supply or services agreement with a major supplier or customer or a significant change in supplier terms or conditions of sale; (3) failure of information processing or data security systems could result in significant disruption of business and/or additional costs to Ingram Micro; (4) worsening economic conditions globally or in particular geographic regions, such as the Asia-Pacific region (particularly in purchases of technology products) and failure to adjust costs in a timely fashion in response to a sudden decrease in demand; (5) losses resulting from significant credit exposure to reseller customers and negative trends in their businesses; (6) delays or failure to achieve the benefits of process or organizational changes we may implement in the business; (7) disruptions in business operations due to reorganization activities and/or increased or unanticipated costs related to such changes, as well as compliance with regulatory requirements such as the Sarbanes-Oxley Act of 2002; (8) rapid product improvement and technological change and resulting obsolescence risks; (9) possible disruption in commercial activities caused by terrorist activity or armed conflict, including changes in logistics and security arrangements as a result thereof, and reduced customer demand; (10) dependence on key individuals and inability to retain personnel; (11) reductions in credit ratings and/or unavailability of adequate capital; (12) interest rate and foreign currency fluctuations; (13) adverse impact of governmental controls and actions or political or economic instability which could adversely affect foreign operations; (14) failure to attract new sources of business from expansion of products or services or entry into new markets; (15) inability to manage future adverse industry trends; (16) difficulties and risks associated with integrating operations and personnel in acquisitions and, in particular, our proposed acquisition of Tech Pacific; (17) unanticipated costs or liabilities and failure to retain key personnel in connection with our acquisition of

Tech Pacific or other acquisitions; (18) future periodic assessments required by current or new accounting standards, which may result in additional charges; and (19) dependence on independent shipping companies.

     Ingram Micro has instituted in the past and continues to institute changes to its strategies, operations and processes to address these risk factors and to mitigate their impact on Ingram Micro’s results of operations and financial condition. However, no assurances can be given that Ingram Micro will be successful in these efforts. For a further discussion of significant factors to consider in connection with forward-looking statements concerning Ingram Micro, reference is made to Exhibit 99.01 of Ingram Micro’s Annual Report on Form 10-K for the year ended January 3, 2004; other risks or uncertainties may be detailed from time to time in Ingram Micro’s future SEC filings. Ingram Micro disclaims any duty to update any forward-looking statements.

About Ingram Micro Inc.

     As a vital link in the technology value chain, Ingram Micro creates sales and profitability opportunities for vendors and resellers through unique marketing programs, outsourced logistics services, technical support, financial services, and product aggregation and distribution. The company serves 100 countries and is the only global IT distributor with operations in Asia. Visit www.ingrammicro.com.

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04-41

© 2004 Ingram Micro Inc. All rights reserved. Ingram Micro and the registered Ingram Micro logo are trademarks used under license by Ingram Micro Inc.

     Ingram Micro Inc.
Consolidated Balance Sheet
(Dollars in 000s)
(Unaudited)

	October 2, 2004	January 3, 2004

ASSETS
Current assets:
Cash	$824,858	$279,587
Accounts receivable, including retained
interest in securitized receivables, net	2,296,728	2,455,902
Inventories	1,553,665	1,915,403
Other current assets	333,831	317,201

Total current assets	5,009,082	4,968,093

Property and equipment, net	188,696	210,722
Goodwill	245,393	244,174
Other	76,636	51,173

Total assets	$5,519,807	$5,474,162

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$2,655,407	$2,821,518
Accrued expenses	461,068	390,244
Current maturities of long-term debt	105,399	128,346

Total current liabilities	3,221,874	3,340,108

Long-term debt, less current maturities	211,388	239,909
Other liabilities	25,274	21,196

Total liabilities	3,458,536	3,601,213

Stockholders' equity	2,061,271	1,872,949

Total liabilities and stockholders' equity	$5,519,807	$5,474,162

Ingram Micro Inc.
Consolidated Statement of Income
(Dollars in 000s, except per share data)
(Unaudited)

	Thirteen Weeks Ended October 2, 2004

	As Reported Under GAAP	Special Items (a)	Non-GAAP Financial Measure

Net sales	$6,016,389	$-	$6,016,389
Costs of sales	5,686,798	-	5,686,798

Gross profit	329,591	-	329,591

Operating expenses:
Selling, general and
administrative	272,064	-	272,064
Reorganization costs	(2,652)	2,652	-

	269,412	2,652	272,064

Income from operations	60,179	(2,652)	57,527
Interest and other	5,323	4,277	9,600

Income before income taxes	54,856	(6,929)	47,927
Provision for income taxes	(22,424)	37,761	15,337

Net income	$77,280	$(44,690)	$32,590

Diluted earnings per share:
Net income	$0.49	$(0.28)	$0.21

Diluted weighted average
shares outstanding	158,210,613	158,210,613	158,210,613

	Thirteen Weeks Ended September 27, 2003

	As Reported Under GAAP	Special Items (b)	Non-GAAP Financial Measure

Net sales	$5,207,450	$-	$5,207,450
Costs of sales	4,924,907	-	4,924,907

Gross profit	282,543	-	282,543

Operating expenses:
Selling, general and
administrative	260,287	(2,556)	257,731
Reorganization costs	1,490	(1,490)	-

	261,777	(4,046)	257,731

Income from operations	20,766	4,046	24,812
Interest and other	6,379	-	6,379

Income before income taxes	14,387	4,046	18,433
Provision for income taxes	(66,852)	70,776	3,924

Net income	$81,239	$(66,730)	$14,509

Diluted earnings per share:
Net income	$0.53	$(0.44)	$0.09

Diluted weighted average
shares outstanding	153,458,434	153,458,434	153,458,434

(a)	Special items in 2004 include adjustment of reorganization costs of $2,652 primarily for favorable resolution of lease termination costs related to actions taken in prior years, a foreign-exchange gain of $4,277 related to currency hedging of the Company's pending Australian-dollar denominated purchase of Tech Pacific, and an income tax benefit of $39,978 for the reversal of previously accrued federal and state income taxes related to the gain on the sale of securities in 1999 and 2000.

(b)	Special items in 2003 include major-program costs of $4,046 and an income tax benefit of $70,461 for the reversal of previously accrued federal income taxes related to the gain on the sale of securities in 1999. Major program costs consist of reorganization costs of $1,490 primarily for workforce reductions in North America and Europe and $2,556 charged to selling, general and administrative expenses, primarily comprised of accelerated depreciation of fixed assets associated with software replaced by a more efficient solution, the planned exit of facilities and outsourcing of our IT infrastructure, as well as relocation, transition, and other related costs, partially offset by a gain on sale of excess land near the Company's corporate headquarters in Southern California.

Ingram Micro Inc.
Consolidated Statement of Income
(Dollars in 000s, except per share data)
(Unaudited)

	Thirty-nine Weeks Ended October 2, 2004

	As Reported Under GAAP	Special Items (a)	Non-GAAP Financial Measure

Net sales	$18,008,648	$-	$18,008,648
Costs of sales	17,026,129	-	17,026,129

Gross profit	982,519	-	982,519

Operating expenses:
Selling, general and
administrative	810,342	-	810,342
Reorganization costs	(2,456)	2,456	-

	807,886	2,456	810,342

Income from operations	174,633	(2,456)	172,177
Interest and other	26,507	4,277	30,784

Income before income taxes	148,126	(6,733)	141,393
Provision for income taxes	7,423	37,823	45,246

Net income	$140,703	$(44,556)	$96,147

Diluted earnings per share:
Net income	$0.89	$(0.28)	$0.61

Diluted weighted average
shares outstanding	158,510,907	158,510,907	158,510,907

	Thirty-nine Weeks Ended September 27, 2003

	As Reported Under GAAP	Special Items (b)	Non-GAAP Financial Measure

Net sales	$15,852,299	$-	$15,852,299
Costs of sales	14,992,129	(443)	14,991,686

Gross profit	860,170	443	860,613

Operating expenses:
Selling, general and
administrative	770,270	(21,537)	748,733
Reorganization costs	14,721	(14,721)	-

	784,991	(36,258)	748,733

Income from operations	75,179	36,701	111,880
Interest and other	27,602	-	27,602

Income before income taxes	47,577	36,701	84,278
Provision for income taxes	(55,236)	82,206	26,970

Net income	$102,813	$(45,505)	$57,308

Diluted earnings per share:
Net income	$0.68	$(0.30)	$0.38

Diluted weighted average
shares outstanding	151,582,896	151,582,896	151,582,896

(a)	Special items in 2004 include adjustment of reorganization costs of $2,456 primarily for favorable resolution of lease termination costs related to actions taken in prior years, a foreign-exchange gain of $4,277 related to currency hedging of the Company's pending Australian-dollar denominated purchase of Tech Pacific, and an income tax benefit of $39,978 for the reversal of previously accrued federal and state income taxes related to the gain on the sale of securities in 1999 and 2000.

(b)	Special items in 2003 include major-program costs of $36,701 and an income tax benefit of $70,461 for the reversal of previously accrued federal income taxes related to the gain on the sale of securities in 1999. Major program costs consist of reorganization costs of $14,721 for workforce reductions throughout the world and facility consolidations in Europe; $21,537 charged to selling, general and administrative expenses, primarily comprised of accelerated depreciation of fixed assets associated with software replaced by a more efficient solution, the planned exit of facilities and outsourcing of our IT infrastructure, as well as a loss on the sale of a German semiconductor equipment distribution business, relocation, transition, and other related costs, partially offset by a gain on sale of excess land near the company's corporate headquarters in Southern California; and $443 recorded as cost of sales, comprised of incremental inventory losses caused by the exit of certain markets.

Ingram Micro Inc.
Consolidated Income From Operations
(Dollars in 000s)
(Unaudited)

	Thirteen Weeks Ended October 2, 2004

	As Reported Under GAAP	Major-Program Costs (a)	Non-GAAP Financial Measure

North America	$39,072	$(2,585)	$36,487
Europe	16,562	(67)	16,495
Asia-Pacific	1,287	-	1,287
Latin America	3,258	-	3,258

	$60,179	$(2,652)	$57,527

	Thirteen Weeks Ended September 27, 2003

	As Reported Under GAAP	Major-Program Costs (b)	Non-GAAP Financial Measure

North America	$14,056	$3,230	$17,286
Europe	10,094	726	10,820
Asia-Pacific	(2,785)	20	(2,765)
Latin America	(599)	70	(529)

	$20,766	$4,046	$24,812

(a)	Major-program costs in 2004 represent adjustment of reorganization costs of $2,652 ($2,585 in North America and $67 in Europe) primarily related to actions taken in prior years for lower than expected costs associated with facility consolidations.

(b)	Major-program costs in 2003 include reorganization costs of $1,490 ($675 in North America, $725 in Europe, $20 in Asia-Pacific and $70 in Latin America) primarily for workforce reductions in North America and Europe and $2,556 charged to selling, general and administrative expenses in North America, primarily comprised of accelerated depreciation of fixed assets associated with software replaced by a more efficient solution, the planned exit of facilities and outsourcing of our IT infrastructure, as well as relocation, transition, and other related costs, partially offset by a gain on sale of excess land near the Company's corporate headquarters in Southern California.

Ingram Micro Inc.
Consolidated Income From Operations
(Dollars in 000s)
(Unaudited)

	Thirty-nine Weeks Ended October 2, 2004

	As Reported Under GAAP	Major-Program Costs (a)	Non-GAAP Financial Measure

North America	$92,430	$(2,493)	$89,937
Europe	71,887	(279)	71,608
Asia-Pacific	2,580	316	2,896
Latin America	7,735	-	7,735

	$174,632	$(2,456)	$172,176

	Thirty-nine Weeks Ended September 27, 2003

	As Reported Under GAAP	Major-Program Costs (b)	Non-GAAP Financial Measure

North America	$48,795	$22,746	$71,541
Europe	28,490	13,630	42,120
Asia-Pacific	(2,478)	34	(2,444)
Latin America	372	291	663

	$75,179	$36,701	$111,880

(a)	Major-program costs in 2004 represent adjustment of reorganization costs of $2,772 ($2,493 in North America and $279 in Europe) primarily related to actions taken in prior years for lower than expected costs associated with facility consolidations and reorganization costs of $316 in Asia-Pacific for workforce reduction.

(b)	Major-program costs in 2003 include reorganization costs of $14,721 ($7,174 in North America, $7,223 in Europe, $291 in Asia-Pacific and $33 in Latin America) primarily for workforce reductions throughout the world and facility consolidations in Europe; $21,537 charged to selling, general and administrative expenses ($15,573 in North America and $5,964 in Europe) primarily comprised of the loss on the sale of a German semiconductor equipment distribution business, accelerated depreciation of fixed assets associated with the planned exit of facilities and outsourcing of our IT infrastructure, relocation and transition, and other related costs, partially offset by a gain on sale of excess land near the Company's corporate headquarters in Southern California; and $443 recorded as cost of sales in Europe, comprised of incremental inventory losses caused by the exit of certain markets.